Exhibit 4.1

NORTHERN OIL AND GAS, INC.

7.500% SENIOR NOTES DUE 2034

INDENTURE

Dated as of August 26, 2026

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

i

Section 12.12	Table of Contents, Headings, etc.	119
Section 12.13	Payment Date Other Than a Business Day	119
Section 12.14	Evidence of Action by Holders	120
Section 12.15	U.S.A. Patriot Act	120
Section 12.16	Force Majeure	120

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of August 26, 2026 between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association, a national banking association, as Trustee (as defined herein).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 7.500% Senior Notes due 2034 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Adjusted Consolidated Net Tangible Assets” means, as of any date of determination, without duplication:

(a)	the sum of:

(i)

the discounted future net revenues from Proved Reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or foreign income taxes, as estimated in the reserve report prepared either as of the end of the Company’s most recently completed fiscal year or, at the Company’s option, the most recently completed fiscal quarter for which financial statements are available, which reserve report is prepared or audited by an independent petroleum engineer as to Proved Reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other Proved Reserves covered by such reserve report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A)

estimated Proved Reserves of the Company and its Restricted Subsidiaries acquired since the date of such year-end or quarterly reserve report, as applicable, and not reflected in the reserve report; and

(B)

estimated Proved Reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such year-end or quarterly reserve report, as applicable, and not reflected in the reserve report, due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C)

estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and

(D)

reductions in estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of Proved Reserves since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (A) through (D), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable) and estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for such purpose;

(ii)

the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no Proved Reserves are attributable, based on the Company’s books and records as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available;

(iii)

the Consolidated Net Working Capital of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; and

(iv)	the greater of:

(A)	the net book value and

(B)	the Fair Market Value,

in each case, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; provided that the Company will not be required to obtain such an appraisal, minus, to the extent not otherwise taken into account in the immediately preceding clause (a),

(b)	the sum of

(i)	minority interests;

(ii)

to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net gas balancing liabilities of the Company and its Restricted Subsidiaries as of the last day of the Company’s most recent annual or quarterly period for which internal financial statements are available;

(iii)

to the extent included in clause (a)(i) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(iv)

the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

Notwithstanding anything to the contrary in this definition, the Company may, at its option, (x) calculate Adjusted Consolidated Net Tangible Assets using Strip Prices in lieu of commodity pricing of future net revenues based on SEC guidelines (or any other calculation or adjustment in the foregoing paragraphs (a) and (b) of this definition that is based on SEC guidelines) or (y) on any date of determination, calculate the Company’s Adjusted Consolidated Net Tangible Assets as of a date not more than 30 days prior to the date of determination (the “ACNTA Calculation Date”) on the following basis: (A) in lieu of commodity pricing of future net revenues based on SEC guidelines (or any other calculation or adjustment in the foregoing paragraphs (a) and (b) of this definition that is based on SEC guidelines), Strip Prices shall be used after giving effect to commodity derivatives contracts in effect as of the ACNTA Calculation Date, and (B) such calculation shall be based on then current estimates of costs in light of prevailing market conditions, in each case as determined in good faith by the Company, and at its option, by applying such adjustments (i) with internal Company calculations to the previously calculated Adjusted Consolidated Net Tangible Assets amount or (ii) by obtaining a separate reserve report.

If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting. For the avoidance of doubt, “reserves” shall include any reserves attributable to natural gas liquids.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note at the time of computation, the greater of:

(a)	1.0% of the principal amount of the Notes, or

(b)	the excess, if any, of

(1)

the present value at such time of (i) the redemption price of the Note at September 1, 2029 (such redemption price being set forth in the table appearing in Section 3.07(d) hereof) plus (ii) all required interest payments due on the Note through September 1, 2029 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months); over

(2)	the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.14 or by Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2)

the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries, other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)	a disposition of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)

the sale, lease or other disposition of products, services, accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property) that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole;

(5)

licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(6)	any surrender, expiration or waiver of contract rights or oil and gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	foreclosures, condemnation, expropriation or any similar action with respect to any property or other assets;

(8)	the granting of Liens not prohibited by Section 4.12 hereof and dispositions in connection with Permitted Liens;

(9)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(10)	the sale or other disposition of cash or Cash Equivalents or other financial instruments (other than Oil and Gas Hedging Contracts);

(11)	a Restricted Payment (or payment or transfer that would be a Restricted Payment but for an exception to the definition thereof) that does not violate Section 4.07 hereof or a Permitted Investment;

(12)	the sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(13)	an Asset Swap;

(14)	dispositions of Oil and Gas Properties; provided that at the time of any such disposition such properties do not have associated with them any Proved Reserves;

(15)

any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(16)

the abandonment, farm-out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including pursuant to any agreement or arrangement described in the definition of Permitted Business Investments;

(17)	any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary; or

(18)	the early termination or unwinding of any Hedging Obligations.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person, or any other exchange of like property (excluding any boot thereon) to the extent allowable under Section 1031 of the Code; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.10 hereof if then in effect.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

With respect to the Company, Board of Directors refers to the Company’s board of directors.

“Board Resolution” means a copy of a resolution certified by the Secretary, an Assistant Secretary or another authorized Officer of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, with respect to borrowings under the Credit Agreement and any amendment to and/or modification or replacement of the foregoing in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its Restricted Subsidiaries against which such lenders are prepared to provide loans, letters of credit or other Indebtedness to the credit parties, using customary practices and standards for determining reserve-based borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for therein.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on December 31, 2018 will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Government Securities having maturities of not more than two years from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the United States, in each case having combined capital and surplus of at least $250.0 million and a short term deposit rating no lower than A2 or P2 by S&P or Moody’s, respectively;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of creation thereof; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary of the Company (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)

the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the preceding or any provision of Section 13(d)-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

Notwithstanding the preceding, (a) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a parent entity and (ii) immediately following that transaction no Person (other than a parent entity satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such parent entity (or its general partner, if applicable), and (b) (i) a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (ii) an exchange of all the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity each shall not constitute a Change of Control, so long as immediately following such conversion or exchange or transaction no “person” Beneficially Owns more than 50% of the Voting Stock of such entity (or its general partner, if applicable). No Change of Control will be deemed to have occurred unless and until such Change of Control has actually been consummated.

“Change of Control Triggering Event” means both a Change of Control and a Rating Event. Notwithstanding the foregoing, for the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, S.A., as operator of the Clearstream system.

“Code” means the U.S. Internal Revenue Code of 1986 and any successor statute thereto, in each case as amended from time to time.

“Company” means Northern Oil and Gas, Inc., and any and all successors thereto.

“Consolidated EBITDAX” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes were deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)

depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(4)	all gains realized from the early termination or unwinding of Hedging Obligations; plus

(5)	consolidated exploration and abandonment expense of such Person and its Restricted Subsidiaries; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(7)	all losses realized from the early termination or unwinding of Hedging Obligations; and minus

(8)

to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends or distributions; provided that:

(1)

all extraordinary gains or losses and all gains or losses realized in connection with the disposition of securities or the early extinguishment of Indebtedness and all gains or losses realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries which is not sold or otherwise disposed of in the ordinary course of business or any gain or loss upon the sale or other disposition of any Capital Stock of any Person, in each case together with any related provision for taxes on any such gains, will be excluded;

(2)

the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)

the net income (but not loss) of any Restricted Subsidiary other than a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815, will be excluded;

(6)	any asset impairment write-downs on Oil and Gas Properties or other assets under GAAP or SEC guidelines will be excluded; and

(7)	any non-cash compensation charge or gain arising from any grant of stock, stock options or other equity based awards will be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (i) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date minus (y) the amount of consolidated unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDAX for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDAX as are appropriate and consistent with the pro forma adjustment provisions set forth elsewhere in this Indenture.

“Consolidated Net Working Capital” of any Person as of any date of determination means the amount (shown on the balance sheet of such Person and its Restricted Subsidiaries prepared on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) by which (a) all current assets of such Person and its Restricted Subsidiaries other than current assets from Oil and Gas Hedging Contracts, exceeds (b) all current liabilities of the Company and its Restricted Subsidiaries, other than (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or drawn and unreimbursed letters of credit or bankers’ acceptances (and excluding Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and the Restricted Subsidiaries and (without double-counting) all preferred stock of Restricted Subsidiaries that are not the Company or Guarantors, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their maximum mandatory redemption or repurchase price, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum mandatory redemption or repurchase price” of any Disqualified Stock that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

“Convertible Notes” means the Company’s 3.625% Convertible Senior Notes due 2029.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.01 hereof, or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of November 5, 2025, by and among the Company, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the lenders party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time with one or more commercial banks.

“Credit Facility” means a debt facility (including the Credit Agreement) or other credit agreement, indenture, commercial paper facility or other form of debt financing, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, capital market financings, private placements, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to accredited or institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Performance References.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation and executed by the Chief Financial Officer and one other Officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock) or of any direct or indirect parent of the Company. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of a Person that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Offering” means a public or private sale of Equity Interests (excluding Disqualified Stock) of the Company, or any direct or indirect parent of the Company (provided that in the case of an Equity Offering by any direct or indirect parent of the Company, the net cash proceeds are contributed to the equity capital of the Company) for cash, other than:

(1) public offerings with respect to the Company’s or such parent’s common stock registered on Form S-4 or Form S-8; and

(2) issuances to any Subsidiary of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $40.0 million or more and otherwise by an officer of the Company (unless otherwise provided in this Indenture).

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers the ownership interest in an Oil and Gas Property to another.

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDAX of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by the chief financial or accounting officer of the specified Person; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (regardless of whether such adjustments could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)

the Consolidated EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense, net of cash interest income, of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) the write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, (iv) Non-Recourse Debt and (v) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, but including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (other than in connection with the early termination thereof); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)

all dividends or distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Disqualified Stock or Preferred Stock of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of DTC or its nominee, substantially in the form of Exhibit A hereto, and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, Section 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support thereof).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.

“Guarantors” means any Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture (and its successors and assigns) until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)

Currency exchange or interest rate swap agreements (whether from fixed to floating or from floating to fixed), currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements;

(2)	other agreements or arrangements designed to manage currency exchange, interest rates or interest rate risk; and

(3)	Oil and Gas Hedging Contracts.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Hydrocarbon Interests” means all right, title, interest and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “Joint Venture General Partner”); and

(3)

there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the Joint Venture General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1)

any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;

(2)

any obligation of such Person in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3)

any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness;

(4)

Indebtedness, the proceeds of which are funded into an escrow or other trust arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to such Person or any of its Restricted Subsidiaries;

(5)	obligations in respect of surety and bonding requirements of the Company and its Restricted Subsidiaries; and

(6)	contingent obligations incurred in the ordinary course of business or consistent with industry practice.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500.0 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Capital One Securities, Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Citizens JMP Securities, LLC, Fifth Third Securities, Inc., Mizuho Securities USA LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC, Truist Securities, Inc., U.S. Bancorp Investments, Inc., Morgan Stanley & Co. LLC, First Citizens Capital Securities, LLC, Huntington Securities, Inc., BOK Financial Securities, Inc. and Goldman Sachs & Co. LLC.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Interest Payment Date” means March 1 and September 1 of each year, commencing March 1, 2027.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means August 26, 2026.

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any Asset Sale, (5) any asset sale or a disposition excluded from the definition of “Asset Sale,” and (6) any combination of any of the foregoing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Measurement Date” means January 1, 2021.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Net Proceeds” means the aggregate amount of cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the later sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Short” means, with respect to a Holder of Notes or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions; and

(2)

as to which the lenders will not have any contractual recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s Obligations under this Indenture and the Notes, as provided in Article 10 hereof.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Final Offering Memorandum of the Company, dated August 19, 2026, relating to the initial offering of the Notes.

“Officer” means the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Chief Legal Officer, the Secretary or any Vice-President of the Company.

“Officer’s Certificate” means a certificate that meets the requirements of Section 12.03 hereof and is signed on behalf of the Company by one Officer, which Officer must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company solely in the case of the Officer’s Certificate delivered pursuant to Section 4.04(a) hereof.

“Oil and Gas Business” means (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in or manage exposure to Hydrocarbons prices and not for speculative purposes.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Opinion of Counsel” means an opinion from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03 hereof, subject to customary qualifications and exclusions.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance References” means the Company or any one or more Guarantors.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (i) incurred or issued to finance an acquisition or investment (or other purchase of assets) or (ii) that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets) to the extent such assumed Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries (in either case, whether or not such Indebtedness was incurred in contemplation of such merger or consolidation); provided that, either

(1)

immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or

(2)

immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments or expenditures made in the ordinary course of business or of a nature that is or shall have become customary in the Oil and Gas Business, including Investments or expenditures for actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) Investments in ownership interests (including equity or other ownership interests (including joint venture ownership interests) in entities engaged) in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems, or sand mines or facilities, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, Farm-In Agreements, Farm-Out Agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, and (iii) Investments in direct or indirect ownership interests or drilling rigs, fracturing units, and other related equipment or in Persons that own or provide such equipment.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a disposition excluded from the definition thereof) that was made pursuant to and in compliance with Section 4.10 hereof, including pursuant to an Asset Swap;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)

any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)

loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)

(A) any Guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company; (B) the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12; and (C) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under Hydrocarbon exploration, development, joint operating and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(11)

any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12)

Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the properties or assets of another Person, in each case, in a transaction that is not prohibited by Section 5.01 hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)

receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(14)	endorsements of negotiable instruments and documents in the ordinary course of business;

(15)

such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(16)

Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(17)	Permitted Business Investments;

(18)

Investments made in joint ventures or Unrestricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding that do not exceed the greater of (a) $150.0 million and (b) 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets; and

(19)

other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $250.0 million and (b) 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets; provided that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1)

Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) of the definition of Permitted Debt or securing Hedging Obligations related thereto or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Company or a Restricted Subsidiary;

(3)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or that is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing, or provided for under binding contracts existing, on the Issue Date (other than Liens pursuant to any Credit Facilities);

(8)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(9)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(10)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(11)

bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(12)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(13)

Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	grants of software and other technology licenses in the ordinary course of business;

(15)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(16)	Liens in respect of Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(17)

Liens arising under oil and gas leases or subleases, assignments, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(18)

Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes and Liens securing Treasury Management Obligations;

(19)

Liens of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that does not exceed in aggregate principal amount, at any one time outstanding, the greater of (a) $150.0 million and (b) 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(20)	Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(21)

any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, natural gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the

Company or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice; (c) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens and easements); or (d) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (c);

(22)

any encumbrance, restriction or other Lien (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture agreement or similar agreement;

(23)	Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture;

(24)

Liens on pipelines or pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties; and

(25)

any Lien securing any modification, renewal, extension, refinancing, refunding or replacement of Indebtedness permitted to be secured by a Lien pursuant to by this definition other than clauses (1) and (19); provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such modification, renewal, extension, refinancing, refunding or replacement are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

If any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by reference to a percentage of Adjusted Consolidated Net Tangible Assets, and such refinancing would cause the percentage of Adjusted Consolidated Net Tangible Assets to be exceeded if calculated based on the Adjusted Consolidated Net Tangible Assets on the date of such refinancing, such percentage of Adjusted Consolidated Net Tangible Assets will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus any accrued and unpaid interest on the Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company will, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company; provided that:

(1)

the principal amount (or accreted value, if applicable), or in the case of Disqualified Stock, the amount thereof determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or the amount of the Disqualified Stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, that is (a) later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Debt, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)

such Indebtedness is incurred (other than by way of a Guarantee) either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the Issue Date.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“Proved Reserves” means crude oil and natural gas reserves constituting “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act. For the avoidance of doubt, “proved oil and gas reserves” shall include any reserves attributable to natural gas liquids.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or both do not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which will be substituted for Moody’s or S&P or both, as the case may be.

“Rating Event” means a decrease of one or more gradations (including gradations within rating categories as well as between rating categories and excluding, for the avoidance of doubt, changes in ratings outlook) in the rating of the Notes by either of the Rating Agencies or a withdrawal of the rating of the Notes by either of the Rating Agencies on, or within 30 days following, the earlier of (x) the occurrence of a Change of Control or (y) the date of public announcement of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control, which period shall be extended for a period not longer than 30 days so long as the rating of the Notes relating to the Change of Control is under publicly announced consideration for downgrade by the applicable Rating Agency; provided that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform the Company or the Trustee in writing at the request of the Company that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of DTC or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 903 of Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall be such officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who, in each case, is directly responsible for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40 day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Except where expressly stated otherwise, all references to Restricted Subsidiaries refer to Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, and any successor to the ratings business thereof.

“Screened Affiliate” means any Affiliate of a Holder of Notes (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Transaction” means:

(a)	solely for the purposes of determining the applicable cash balance, any contribution of capital (other than in respect of Disqualified Stock) to the Company;

(b)	any Investment that results in a Person becoming a Restricted Subsidiary;

(c)	any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture;

(d)	any acquisition of assets;

(e)	any Asset Sale:

(1)	that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company, or

(2)	of a business, business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation, spin-off or otherwise.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Company, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Strip Prices” means, as of any date of determination, the forward month prices for the most comparable Hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable Hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX (or its successor) as of the Company’s most recently completed fiscal year, the Company’s most recently completed fiscal quarter, or the ACNTA Calculation Date, as applicable, and (ii) as adjusted in good faith by management for energy content, quality and basis differentials; provided that, with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements (excluding escalations based upon future conditions), then such contract prices shall be applied to future production subject to such arrangements.

“Subordinated Debt” means Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or a Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Obligations” means Obligations in connection with, or in respect of, Treasury Management Services.

“Treasury Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other Treasury Management services, including under any Treasury Management Arrangements.

“Treasury Rate” means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 1, 2029; provided that if the period from the redemption date to September 1, 2029, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date and (b) two days prior to such redemption date, deliver to the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail. The Trustee shall have no duty to determine the Treasury Rate, calculate the Applicable Premium or verify the Company’s determination or calculation with respect thereto.

“Trustee” means Wilmington Trust, National Association, as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) each of NOG Energy Canada HoldCo, LLC and NOG Energy Canada LTD. and (ii) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)

is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)

has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding aggregate amount of such Indebtedness or Disqualified Stock.

Section 1.02 Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Alternate Offer”	4.14
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Purchase Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Initial Lien”	4.12
“LCT Election”	4.18
“LCT Test Date”	4.18
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Shortfall”	8.04

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) “including” shall be interpreted to mean “including, without limitation,” and the use of the word “including” followed by specific examples shall not be construed as limiting the meaning of the general wording preceding it;

(h) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(i) the TIA will have no application to this Indenture or any of the Notes, or the obligations, requirements or other undertakings hereunder or thereunder of any party hereto or thereto or to any provisions hereof or thereof.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions” of Clearstream and “Client Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual, facsimile or electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. Such Authentication Order will specify (i) the principal amount of the Notes to be authenticated and the date on which the original issue of such Notes is to be authenticated, and (ii) in the case of an issuance of Additional Notes, shall certify that such issuance is in compliance with Section 4.09 hereof. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent (at its office indicated in the definition of Corporate Trust Office of the Trustee in Section 1.01 hereof) and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, on, and interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of the Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes for Definitive Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (and, unless the Company so agrees, only if):

(1) the Depositary (A) notifies the Company that it is unwilling or unable to continue to act as Depositary or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; or

(2) there has occurred and is continuing an Event of Default and the Depositary notifies the Trustee of its decision to exchange such Global Note for Definitive Notes.

Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06, 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, subject to the foregoing, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4) hereof, if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

Beneficial interests in Global Notes may only be exchanged for Definitive Notes as provided in Section 2.06(a) hereof and upon compliance with the further requirements set forth below.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee, upon receipt of an Authentication Order, will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, and will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar or the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued hereunder unless specifically stated otherwise in the applicable provisions hereof.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE

ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY, OR ANY OF ITS AFFILIATES, WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST COMPLETE AND SUBMIT TO THE TRUSTEE THE CERTIFICATE SPECIFIED IN THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER (THE FORM OF WHICH CERTIFICATE CAN BE OBTAINED FROM THE TRUSTEE). BY ITS ACQUISITION OF THIS NOTE, THE HOLDER (AND ITS FIDUCIARY, IF APPLICABLE) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE (OR ANY INTEREST IN THIS NOTE) CONSTITUTES THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” DESCRIBED IN SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, (III) ANY PLAN SUBJECT TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (IV) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING (EACH OF (I)-(IV) ARE REFERRED TO AS A “BENEFIT PLAN”), OR (2) (A) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE (OR ANY INTEREST IN THIS NOTE) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAWS AND (B) IT ACKNOWLEDGES AND AGREES THAT (I) NONE OF THE COMPANY, THE INITIAL PURCHASERS, THE FUTURE SUBSIDIARY GUARANTORS NOR ANY OF THEIR RESPECTIVE AFFILIATES (THE “TRANSACTION PARTIES”) IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH INVESTMENT IN THIS NOTE (EXCEPT, IN THE CASE OF THE INITIAL PURCHASER OR ITS AFFILIATES, TO THE EXTENT THAT A FAVORABLE STATUTORY OR ADMINISTRATIVE EXEMPTION APPLIES OR THE TRANSACTION IS NOT OTHERWISE A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE), AND (II) THE TRANSACTION PARTIES HAVE A FINANCIAL INTEREST IN THE INVESTMENT IN THIS NOTE ON ACCOUNT OF THE FEES AND OTHER REMUNERATION THEY EXPECT TO RECEIVE IN CONNECTION THEREWITH. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or beneficial interests in other Global Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the

Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereunder, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6) The Trustee, upon receipt of an Authentication Order, will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption or purchase) or the payment or delivery of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the Applicable Procedures. The Trustee may conclusively rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may conclusively rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a certificated Note for a Global Note, the Company or the Depositary shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of each of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or a Subsidiary or an Affiliate of the Company) holds, by 11:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. Upon request of the Trustee, the Company shall promptly deliver to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee, upon receipt of an Authentication Order, will authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its then-customary procedures (subject to the record retention requirement of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date (except that a special record date shall not be required with respect to payments made within an applicable grace period), in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment and the record date therefor. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send or cause to be sent, in accordance with the Applicable Procedures, to Holders, with a copy to the Trustee, a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Section 2.13 Computation of Interest.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14 CUSIP Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and if the Company does, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in an Offer to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in an offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or offer to purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least three Business Days prior to the sending of a notice of redemption (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate setting forth:

(a) the clause of this Indenture pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of Notes to be redeemed; and

(d) the redemption price (if then determined and otherwise the method of determination).

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form, by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements. Notwithstanding the foregoing, no Notes of $2,000 or less can be redeemed in part.

In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of minimum denominations of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, or send electronically in accordance with the Applicable Procedures if DTC is the recipient, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof.

The notice will identify the Notes to be redeemed (including CUSIP number, if applicable) and will state:

(a) the redemption date;

(b) the redemption price (if then determined and otherwise the method of determination);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers, if any, listed in such notice or printed on the Notes; and

(i) any conditions precedent to the redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least three Business Days before the notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) an Officer’s Certificate requesting that the Trustee give such notice and attaching a form of the notice which shall sets forth the information to be stated in such notice as provided in the preceding paragraph.

Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be. The Company may redeem Notes pursuant to one or more of the relevant provisions of this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions hereof. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time

(including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. The Company will provide the Trustee with written notice of the delay of such date of redemption or the rescission of such notice of redemption no later than the close of business one Business Day prior to the date of redemption. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become due and payable (subject to the satisfaction of any conditions to the redemption as provided in Section 3.03 hereof) on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption.

No later than 11:00 a.m. Eastern Time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to September 1, 2029, the Company may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon notice as provided in this Indenture, at a redemption price equal to 107.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of redemption), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(1) at least 60% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all Notes are redeemed substantially concurrently); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 1, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in this Indenture, at a redemption price equal to:

(1) 100% of the principal amount of the Notes redeemed, plus

(2) the Applicable Premium,

and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of redemption.

(c) Except pursuant to Section 3.07(a), (b) or (e) hereof, the Notes will not be redeemable at the Company’s option prior to September 1, 2029.

(d) On or after September 1, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in this Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the date of redemption:

Year	Percentage
2029	103.750%
2030	101.875%
2031 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes and the Company (or any third party making such Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes in lieu of the Company) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the price offered each other Holder in the Change of Control Offer, Alternate Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Alternate Offer or other tender offer payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer to all Holders to purchase Notes, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that ranks pari passu in right of payment with the Notes containing provisions similar to those set forth in Section 4.10 with respect to offers to purchase, prepay or redeem such Indebtedness with the proceeds of sales of assets (“Pari Passu Indebtedness”). The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, or send electronically in accordance with the Applicable Procedures if DTC is the recipient, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment will continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(f) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Company will select the Notes and the other Pari Passu Indebtedness to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection unless otherwise required by law) based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary for the Asset Sale Offer or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, on, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the United States of America (which office or agency, if Definitive Notes have been issued, shall be in the contiguous United States), an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that, no office of the Trustee shall be an office or agency of the Company for the purposes of service of legal process on the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency as provided above for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Holders of Notes and the Trustee within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing information or reports on the SEC’s website will be deemed to satisfy the foregoing delivery requirements.

(b) In the event that any direct or indirect parent company of the Company provides a Note Guarantee, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information that explains in reasonable detail the difference between the information relating to such parent company; provided that the same be accompanied by consolidated information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis on the other hand.

(c) Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any report required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.03) upon furnishing such report as contemplated by this Section 4.03 (but without regard to the date on which such report is so filed or posted); provided that such cure shall not otherwise affect the rights of the Holders under Article 6 hereof if the principal of, premium, if any, on, and interest on, the Notes have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(d) In addition, to the extent not satisfied by the foregoing, the Company shall, for so long as any Notes are outstanding, furnish to Holders of Notes, and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) Delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no responsibility whatsoever to determine whether any such filings have occurred.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 30 days after any Officer of the Company becomes aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests solely in their capacity as such (other than (A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and (B) dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) repurchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3) make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) other than (a) any payment of interest or principal on or after the date when due thereon or (b) any payment, repurchase, redemption, defeasance or other acquisition or retirement for value of such Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year prior to Stated Maturity; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Payment Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b) hereof), is less than the sum, without duplication, of (the “Available Amount”):

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on January 1, 2021 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of property or securities other than cash (including the Fair Market Value of any Indebtedness contributed to the Company or its Restricted Subsidiaries for cancellation and Capital Stock of Persons, other than the Company or a Subsidiary of the Company, engaged primarily in the Oil and Gas Business or assets that are used or useful in the Oil and Gas Business), in each case received by the Company since the Measurement Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company or, in each case not involving cash consideration payable by the Company in connection with any such transaction, that becomes a part of the capital of the Company through consolidation, merger or amalgamation following the Measurement Date (other than (x) Disqualified Stock and (y) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)); plus

(iii) to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Measurement Date is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale); plus

(iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Measurement Date of any such Indebtedness for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(v) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Measurement Date is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary after the Measurement Date, the lesser of, as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation, (A) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Measurement Date; plus

(vi) 100% of the aggregate net cash proceeds and the Fair Market Value of property or securities other than cash received by the Company or a Restricted Subsidiary from the sale (other than to the Company or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or any dividends or distributions received in cash by the Company or a Guarantor after the Measurement Date from an Unrestricted Subsidiary of the Company or pursuant to any Restricted Investment made after the Measurement Date, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided the net proceeds of any such sale or issuance of Equity Interests by a direct or indirect parent are contributed to the equity capital of the Company) or from the substantially concurrent contribution of common equity capital to the Company, with a sale or contribution being deemed to be substantially concurrent if the applicable Restricted Payment occurs within 120 days thereof; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 4.07(a)(4)(C)(ii) hereof and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof;

(3) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or a basis more favorable to the Company and its Restricted Subsidiaries;

(4) (i) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or of Preferred Stock of a Restricted Subsidiary that is not a Guarantor, in each case in exchange for, or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; and (iii) the exchange of any Indebtedness or Disqualified Stock for Equity Interests;

(5) repurchases of Subordinated Debt of the Company or any Guarantor at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Debt in the event of a Change of Control or (ii) 100% of the principal amount of such Subordinated Debt in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, but only if:

(A) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.14 hereof; or

(B) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant in Section 4.10 hereof;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company held by any current or former officer, director, employee, consultant or their respective Immediate Family Members (or permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, compensation agreement or arrangement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods); and in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), not to exceed $5.0 million in the aggregate, in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(7) the repurchase of Equity Interests of the Company deemed to occur upon net share settlements in connection with the exercise, vesting or settlement, as applicable, of stock or other equity options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights and any payments made or expected to be made in connection with withholding or similar taxes payable upon issuance, exercise, vesting or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(8) so long as no Payment Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(9) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(10) so long as no Payment Default or Event of Default has occurred and is continuing or would be caused thereby, (a) Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (10)(a), not to exceed (as of the date any such Restricted Payment is made) the greater of $150.0 million and 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of any such Restricted Payment; (b) Restricted Payments of up to 25% of Consolidated EBITDAX for the most recently ended four full fiscal quarters for which internal financial statements are available, as long as after giving pro forma effect thereto the Consolidated Net Leverage Ratio does not exceed 1.50 to 1.00; and (c) Restricted Payments in an unlimited amount so long as after giving pro forma effect thereto the Consolidated Net Leverage Ratio does not exceed 1.00 to 1.00;

(11) payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any of its Restricted Subsidiaries;

(12) payments and distributions to dissenting stockholders of the Company or any Restricted Subsidiary pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, reorganization, merger or transfer of all or substantially all of the assets of the Company or any Restricted Subsidiary that complies with the terms of this Indenture; and

(13) the making of (i) cash payments made by the Company or any of its Restricted Subsidiaries in satisfaction of the conversion obligation upon conversion of convertible Indebtedness (including, without limitation, the Convertible Notes) issued in a convertible notes offering (it being understood that the satisfaction of such conversion obligation in cash shall not increase the Available Amount) and (ii) any payments by the Company or any of its Restricted Subsidiaries pursuant to the initiation, exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(a) or preceding clauses (1) through (13) of this Section 4.07(b) and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Company will, in its sole discretion, be entitled to divide or classify (or later divide, classify or reclassify), in whole or in part, such Restricted Payment or Investment (or any portion thereof) among Section 4.07(a) and/or such clauses (1) through (13) and/or one or more clauses contained in the definition of “Permitted Investments” in a manner that otherwise complies with this Section 4.07.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall be Permitted Investments under clause (3) of this Section 4.07(b), and for the avoidance of doubt, all such Investments shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of Section 4.07(a), in each case, to the extent such Investments would otherwise be so counted.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) or, at the Company’s election, the date a commitment is made to make such Restricted Payment, of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $40.0 million, by an officer of the Company and, in the case of amounts of $40.0 million or more, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, provided that dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b) However, the restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not in the good faith judgment of an officer of the Company materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture, the Notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

provided that the encumbrances or restrictions contained therein are, in the reasonable good faith judgment of an officer of the Company, either (a) not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the Issue Date or (b) not reasonably likely to have a material adverse effect on the ability of the Company to make required payments on the Notes;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided further that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case, entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13) encumbrances or restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments;”

(15) agreements governing Hedging Obligations;

(16) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(17) customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(18) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(19) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(20) customary provisions restricting assignment of any agreement; and

(21) restrictions arising in connection with cash or other deposits permitted under Section 4.12.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or permit any Restricted Subsidiary that is not a Guarantor to issue any Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary that is not a Guarantor may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed the greatest of (i) $1,800.0 million, (ii) the Borrowing Base in effect under the Credit Agreement at the time of incurrence, and (iii) 32.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease, replacement or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $250.0 million and (ii) 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company, in each case that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (2), (3), (4), (5) or (14) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness (excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money)) must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the Guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being Guaranteed is subordinated or pari passu in right of payment with the Notes, then the Guarantee must be subordinated or pari passu in right of payment, as applicable, to the same extent as the Indebtedness Guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds, and completion guarantees provided by the Company or a Restricted Subsidiary of the Company in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds, obligations or workers’ compensation claims in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of take or pay agreements or in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(13) any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction permitted by this Indenture;

(14) any Permitted Acquisition Indebtedness;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of any Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (15), not to exceed, at any one time outstanding, the greater of (i) $250.0 million and (ii) 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance;

(16) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(17) the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries and (b) Indebtedness in respect of Treasury Management Services, including Treasury Management Obligations;

(18) the incurrence of Indebtedness by the Company or any Restricted Subsidiary undertaken in connection with treasury management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Company, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Treasury Management Services;

(19) the incurrence of Indebtedness by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(20) Indebtedness associated with bonds or surety obligations required by requirements of law or by governmental authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(21) (a) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees, and distribution partners and guarantees required by governmental authorities in the ordinary course of business; and (b) the incurrence of any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligation incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture;

(22) Indebtedness consisting of obligations owed to insurance providers or the financing of insurance premiums, in each case in the ordinary course of business; and

(23) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are immediately deposited with the Trustee to satisfy and discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance option under Section 8.01.

The Company will not incur, and will not permit any Guarantor to incur, any Subordinated Debt (including Permitted Debt) of the Company or such Guarantor unless such Subordinated Debt is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee on substantially identical terms; provided that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that (i) Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been initially incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and (ii) (if the Company shall so determine) any Indebtedness incurred pursuant to clause (15) of Section 4.09(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 4.09(a) from and after any date designated by the Company on which the Company or any Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on such clause. The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional shares or units of the same class of Preferred Stock or Disqualified Stock, and the payment of any premium (if any), fees, expenses, charges and additional or contingent interest on Indebtedness, Preferred Stock and Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1) the Fair Market Value of such assets at the date of determination; and

(2) the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower U.S. dollar equivalent)); provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (1) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock, as applicable, being refinanced, extended, replaced, refunded, renewed or defeased, plus (2) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (3) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock.

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

If any Indebtedness is incurred, or Disqualified Stock or Preferred Stock is issued, in reliance on a basket measured by reference to a percentage of Adjusted Consolidated Net Tangible Assets, and any refinancing thereof would cause the percentage of Adjusted Consolidated Net Tangible Assets to be exceeded if calculated based on the Adjusted Consolidated Net Tangible Assets on the date of such refinancing, such percentage of Adjusted Consolidated Net Tangible Assets will not be deemed to be exceeded to the extent the principal amount of such newly incurred Indebtedness, the liquidation preference of such newly issued Disqualified Stock or the amount of such newly issued Preferred Stock does not exceed the sum of (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock.

Section 4.10 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the aggregate consideration received in the Asset Sale by the Company or such Restricted Subsidiary and all other Asset Sales consummated since the Measurement Date (on a cumulative basis) is in the form of cash or Cash Equivalents or any combination thereof. For purposes of this clause (b), each of the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet or in the Notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or a Restricted Subsidiary’s consolidated balance sheet or in the Notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Note Guarantee) that are cancelled or terminated or are assumed or otherwise forgiven by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a novation, indemnity or other agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(2) with respect to any Asset Sale of Oil and Gas Properties by the Company or any of its Restricted Subsidiaries where the Company or such Restricted Subsidiary retains an interest in such property, the aggregate costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto that the transferee (or an Affiliate thereof) agrees to pay;

(3) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days following the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(4) any Capital Stock or assets of the kind referred to in clause (2) or (4) of Section 4.10(c) hereof; and

(5) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (5), not to exceed an amount equal to 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets (determined as of the date of the definitive agreement with respect to such Asset Sale), with the Fair Market Value of each item of Designated Non-cash Consideration being measured, at the Company’s option, either as of the date of the definitive agreement with respect to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale (as may be extended pursuant to the immediately succeeding paragraph below), the Company or one or more of its Restricted Subsidiaries may apply an amount equal to the amount of such Net Proceeds at its option to any combination of the following:

(1) to repay, repurchase or redeem any senior Indebtedness of the Company or any Guarantor, in each case owing to a Person other than the Company or any Restricted Subsidiary;

(2) to acquire all or substantially all of the assets, or any Capital Stock, of one or more other Persons primarily engaged in the Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3) to make capital expenditures in respect of the Company’s or any of its Restricted Subsidiaries’ Oil and Gas Business; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business (including, without limitation, Oil and Gas Properties).

The requirement of clause (2), (3) or (4) of Section 4.10(c) hereof shall be deemed to be satisfied if a bona fide binding commitment to make the acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such commitment within 180 days following the date such commitment is entered into.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may invest the Net Proceeds in any manner that is not prohibited by this Indenture.

The Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(c) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within 20 Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of Pari Passu Indebtedness, with the proceeds of sales of assets, to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount (or accreted values thereof, if less) of Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Notes and such Pari Passu Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted values thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such other price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of purchase, prepayment or redemption, and will be payable in cash in accordance with the procedures set forth in this Indenture (or, in respect of such Pari Passu Indebtedness, the agreement or instrument governing the terms thereof). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and/or Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to the purchase of Notes, the Company will select the Notes to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection unless otherwise required by law), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion) and the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited under this Indenture. An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Asset Sale Offer may not condition tenders on the delivery of such consents). The Company may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making an offer to purchase Notes with respect to the amount of all or part of the available Net Proceeds prior to the expiration of the application period referred to above with respect to the amount of all or a part of the available Net Proceeds in advance of being required to do so by this Indenture and all references in this Indenture to the Asset Sale Offer and procedures with respect thereto shall apply equally to such advance portion of such advance offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer, Alternate Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $20.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, taken as a whole, or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view when such transaction is taken in its entirety; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and, if any members of the Board of Directors of the Company shall be disinterested with respect to such Affiliate Transaction, that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment or consulting agreement, health, disability and similar insurance or other employee benefit plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company or its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of (a) the Company or any of its Restricted Subsidiaries or (b) any direct or indirect parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(5) any sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of Section 4.07 hereof and any Permitted Investment;

(7) transactions effected in accordance with the terms of the agreements, including optional repayment of Indebtedness, of the Company or any Restricted Subsidiary as such agreements are in effect on the Issue Date, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement in the good faith determination of the Company is not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries than the agreement so amended or replaced;

(8) payments to an Affiliate in respect of the Notes or any other Indebtedness of the Company or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates;

(9) loans or advances (or cancellation thereof) to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business;

(10) transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company or any direct or indirect parent of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a member of the Board of Directors of the Company or any direct or indirect parent of the Company, as the case may be, on any transaction with such other Person;

(11) in the case of contracts for exploring for, producing, marketing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in either case in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

(12) transactions with Unrestricted Subsidiaries, joint ventures, customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case, as determined in good faith by the Company;

(13) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a)(1) hereof;

(14) (A) investments by Affiliates in securities or Indebtedness of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other unaffiliated investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities or Indebtedness of the Company or any Restricted Subsidiary contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Company and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(15) (A) payments by the Company and its Subsidiaries pursuant to, and the entry into, tax sharing agreements among the Company and its Subsidiaries; and (B) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(16) any lease (other than any lease of Oil and Gas Properties) entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, and transactions pursuant to that lease which lease is approved by the Board of Directors or senior management of the Company in good faith;

(17) intellectual property licenses in the ordinary course of business or consistent with industry practice;

(18) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Company pursuant to any equity holders agreement or registration rights agreement;

(19) (A) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (B) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Company;

(20) transactions involving the entry into and performance under management services agreements and other similar agreements, in connection with management or monitoring or the provision of other services rendered to or by the Company (or any direct or indirect parent of the Company) or any of its Subsidiaries or joint ventures; and

(21) loans, advances and other transactions between or among the Company, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Company or such Subsidiary, but for the Company’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under the terms of this Indenture.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or otherwise cause or suffer to exist or become effective any Lien (an “Initial Lien”) of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets now owned or hereafter acquired, unless the Notes or any Note Guarantee of such Restricted Subsidiary, as applicable, are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by the Initial Lien.

Any Lien created for the benefit of Holders of Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien or any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets securing such Initial Lien, or all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all of the properties and assets of, any Restricted Subsidiary creating such Initial Lien, in each case, in accordance with the provisions of this Indenture. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holder pursuant to this Section 4.12 in respect of such Initial Lien.

Section 4.13 Organizational Existence.

Subject to Article 5 and Section 10.04 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate or other existence, and the corporate, limited liability company, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the senior management of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14 Offer to Repurchase Upon Change of Control Triggering Event

(a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right, except as provided in this Section 4.14, to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Purchase Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on an Interest Payment Date on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the expiration date of the Change of Control Offer, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice. While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Purchase Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Purchase Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Purchase Date, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to a minimum of $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b) Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes accepted for payment, together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will, upon receipt of an Authentication Order, promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will announce to the Holders of Notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding Notes has been previously or is concurrently electronically delivered or mailed pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control Triggering Event, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. The closing date of any such Change of Control Offer or Alternate Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is sent pursuant to Section 4.14(a) hereof, subject to extension in the event of a conditional Change of Control Offer. A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

Section 4.15 Future Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates any Domestic Subsidiary after the Issue Date that Guarantees or otherwise becomes an obligor in respect of Indebtedness of the Company or any Guarantor under any Credit Facility, then, in either case, that Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit D hereto and delivering an Officer’s Certificate and an Opinion of Counsel to the Trustee within 30 days after the date that Subsidiary incurred or Guaranteed such Indebtedness.

Section 4.16 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (1) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07 hereof or (2) a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee a certified copy of a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. If such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (2) no Event of Default would be in existence following such designation.

Section 4.17 Covenant Termination.

If on any date following the Issue Date: (a) the Notes are rated Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); (b) no Default or Event of Default shall have occurred and is continuing under this Indenture; and (c) the Company has delivered to the Trustee an Officer’s Certificate certifying to clauses (a) and (b) of this Section 4.17, then the Company and its Restricted Subsidiaries will thereafter no longer be subject Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.16 and 5.01(a)(4) of this Indenture.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have knowledge of the ratings of the Notes and may conclusively rely on an Officer’s Certificate provided by the Company with respect to the ratings of the Notes. The Trustee shall have no duty to notify the Holders whether the Company and its Restricted Subsidiaries are subject to the covenants described in this Section 4.17.

Section 4.18 Limited Condition Transactions.

Notwithstanding anything to the contrary in this Indenture, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with any provision of this Indenture that requires the calculation of the Fixed Charge Coverage Ratio, (b) determining whether a Default or Event of Default shall have occurred and be continuing or (c) testing availability under exceptions or baskets set forth in this Indenture (including exceptions or baskets measured as a percentage of Adjusted Consolidated Net Tangible Assets), in each case at the option of the Company (any such option, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action shall be permitted under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (each, an “LCT Test Date”) and if, after such ratio and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable four-quarter reference period ending prior to the applicable LCT Test Date, the Company or the applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio and provisions, such ratio and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratio or baskets are exceeded (or, with respect to the Fixed Charge Coverage Ratio, not reached) as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDAX of the Company or fluctuations in Consolidated EBITDAX of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratio and other provisions will not be deemed to have been exceeded (or, with respect to the Fixed Charge Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratio and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreements for such Limited Condition Transaction are terminated or expire without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreements with respect thereto have been terminated or expire. Notwithstanding the foregoing, the Company may at any time withdraw any LCT Election, in which case any Indebtedness and Liens incurred in reliance on such LCT Election in accordance with the foregoing outstanding at such time, if any, shall be deemed to be incurred on the date of such withdrawal.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company will not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period;

(5) if the Person formed by or surviving any such consolidation, amalgamation or merger is not the Company or in the case of a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets (determined on a consolidated basis) of the Company and its Subsidiaries, each Guarantor (unless it is the other party to the transaction, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to the successor Person’s obligations in respect of this Indenture and the Notes and that its Note Guarantee shall continue to be in effect; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the foregoing, this Section 5.01 will not apply to (i) any statutory conversion of the Company to a corporation or another form of entity or (ii) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of Section 5.01(a) hereof will not apply to (1) any Restricted Subsidiary of the Company that merges or consolidates with the Company for any purpose; provided that the Company is the survivor of such merger or consolidation, or (2) any merger or consolidation of the Company with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02 Successor Company Substituted.

Upon any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company in accordance with Section 5.01 hereof in which the Company is not the surviving entity, the surviving Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such surviving Person had been named as the Company herein, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets), the Company will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(a) default for 30 days in the payment when due of interest on the Notes;

(b) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c) failure by the Company to comply with the provisions of Sections 4.10, 4.14 or 5.01 hereof;

(d) failure by the Company for 180 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03 hereof;

(e) failure by the Company or any Guarantor for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in this Indenture;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, premium, if any, on, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; provided that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(g) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(h) the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(4) makes a general assignment for the benefit of its creditors;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(3) orders the liquidation of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days; and

(j) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms its obligations under its Note Guarantee.

Section 6.02 Acceleration.

In the case of an Event of Default specified in Section 6.01(h) or 6.01(i) hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Company made available to the Holders) would constitute a Significant Subsidiary), then the principal of and accrued and unpaid interest of, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders of Notes (except any Holder that certifies in the Noteholder Direction that it is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder of Notes delivered to the Company and the Trustee that such Holder of Notes is not (or, in the case such Holder of Notes is DTC or its nominee, that such Holder of Notes is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder of Notes is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to rely conclusively on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder of Notes, the percentage of Notes held by the remaining Holders of Notes that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity offered or provided to the Trustee), with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders to the Trustee, which such indemnification or security obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, (i) any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs and (ii) a notice of Default may not be given with respect to any action taken, and reported publicly to Holders, more than two years prior to such notice of Default. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder of Notes that is a Regulated Bank and has so stated in the applicable Noteholder Direction. For the avoidance of doubt, the Trustee (i) shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, (ii) shall have no obligation to monitor or to determine whether a Directing Holder is Net Short and (iii) may conclusively rely on a Directing Holder’s Position Representation, any Officer’s Certificate delivered by the Company to the Trustee, and the determinations made by a court of competent jurisdiction. The Trustee shall have no liability to the Company, any Holder of Notes or any other Person in acting in good faith on a Noteholder Direction.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if, among other things, (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, on, and interest on, the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

If a Default or Event of Default occurs and is continuing and is known to the Trustee as provided in Section 7.02(h) hereof, the Trustee must send to each Holder notice of the Default or Event of Default within 90 days after it occurs, or promptly after obtaining knowledge thereof, if later. The Trustee, however, may withhold from Holders of Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium, if any, on or interest on the Notes. The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default or unless written notice of any event which is in fact such a Default is received by the Trustee as provided in this Indenture, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, and interest, if any, on, the Notes when due; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, as provided in Section 6.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with such request within 60 days after receipt of the request and the offer, or provision if requested, of security or indemnity; and

(e) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains preference or priority over such other Holders).

Section 6.07 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium, if any, on, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.08 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.09 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of the Notes pursuant to this Section 6.09.

Section 6.10 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.10 does not apply to a suit by the Trustee or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has furnished to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, judgment, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(c) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee may act through its attorneys and agents and will not be responsible for the acts or omissions of any agent appointed with due care.

(e) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have furnished to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(h) The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood or such loss or damage and regardless of the form of action.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(m) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action would violate applicable law binding upon it.

(n) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the name of the individuals and/or titles of officers authorized at such time to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such Officer’s Certificate previously delivered and not superseded, and may be updated and delivered to the Trustee at any time by the Company in its discretion.

(o) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee as provided in Section 7.02(h), the Trustee must send to Holders of the Notes a notice of the Default or Event of Default within 90 days after it occurs, or promptly after obtaining knowledge thereof, if later. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, on, and interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed to in writing from time to time by the Company and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents, counsel and other experts employed by it in the exercise and performance of its powers and duties as Trustee.

(b) The Company and the Guarantors, jointly and severally, will indemnify, defend, protect and hold the Trustee (in its individual capacities and trustee capacities), its agents, representatives, officers, directors, employees and attorneys harmless against any and all losses, liabilities, damages or expenses (including taxes (other than taxes based upon, or measured by or determined by the income of the Trustee) and reasonable attorneys’ fees and expenses and court costs) incurred or suffered by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or in connection with the enforcement of any rights hereunder, or arising out of or in connection with the exercise or performance of any of its rights or powers hereunder or under the Notes, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense results from its willful misconduct or gross negligence as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, if any, on, and interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice to the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the retiring Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on, or interest on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10 and 4.02 hereof;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their respective obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, and 4.16 hereof and clause (3) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c), (d), (e), (f), (g), (h) (other than with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law) and (j) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, (i) cash in U.S. dollars, or (ii) non-callable Government Securities or a combination thereof, in amounts as will be sufficient, in the case of this clause (ii), without consideration of any reinvestment of interest, in the opinion (solely in the case of amounts including in whole or in part non-callable Government Securities) of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, on, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption is made as provided in Section 3.07(b) hereof, (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money (a “Shortfall”) in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date) (it being understood that any Legal Defeasance or Covenant Defeasance shall be subject to the condition subsequent that such Shortfall is in fact paid); provided that the Trustee shall have no liability whatsoever in the event that such Shortfall is not in fact paid after any Legal Defeasance or Covenant Defeasance. Any Shortfall will be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Shortfall will be applied toward such redemption;

(b) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1) the Company received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, on, and interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall, unless otherwise required by mandatory provisions of applicable escheat, or abandoned or unclaimed property law, be paid to the Company on its request or (if then held by the Company ) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that such uncertificated Notes are registered for U.S. tax purposes);

(c) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or disposition of all or substantially all of the Company’s or such Guarantor’s properties or assets, as applicable;

(d) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any Holder, including to comply with requirements of the SEC or DTC in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S;

(e) at the Company’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, if applicable;

(f) to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum, as set forth in an Officer’s Certificate;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(h) to secure the Notes or the Note Guarantees;

(i) to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in this Indenture;

(j) to add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders under this Indenture of any Holder or to surrender any right or power conferred upon the Company or any Guarantor;

(k) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee or successor Agent;

(l) to add additional Defaults or Events of Default; or

(m) to add to or modify the covenants, in each case, for the benefit of the Holders of any Notes, or to surrender any right or power herein conferred upon the Company or a Restricted Subsidiary.

Upon the written request of the Company, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.05 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.14 hereof) and the Notes and the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 6.04 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (except provisions relating to minimum required notice of optional redemption or provisions under Sections 3.09, 4.10 or 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, premium, if any, on, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Note;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or amend the contractual rights of Holders of Notes expressly set forth in this Indenture to receive payments of principal of, premium, if any, on, or interest, on, the Notes (other than as permitted by clause (g) below);

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, 4.10 or 4.14 hereof);

(h) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment, supplement or waiver provisions.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under Articles 4 and 5 hereof or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any rights of any Holder of Notes to receive payment of principal of, or premium, if any, or interest, if any, on, the Notes or to institute suit for the enforcement of payment on or with respect to such Holder’s Notes.

Upon the written request of the Company to the Trustee, and upon delivering to the Trustee evidence satisfactory to the Trustee of the consent of the Holders of the Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture, or a supplement thereto, will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on the notation of its Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such notation of its Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, a Guarantor may not: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor in one or more related transactions, to another Person, other than the Company or a Guarantor, unless:

(a) immediately after giving effect to such transaction or series of transactions, no continuing Default or Event of Default exists;

(b) either:

(1) subject to Section 10.05 hereof, the Person acquiring the properties or assets in any such sale, assignment, transfer, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture pursuant to a supplemental indenture, in the form attached hereto as Exhibit D;

(2) the transaction or series of transactions does not violate Section 4.10 hereof; or

(3) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture.

In case of any such consolidation, merger, sale or other disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee of the Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the notations of Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (b)(1) and (2) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into or sale, assignment, transfer, conveyance or other disposition of all or portion of its properties and assets to the Company or another Guarantor, or will prevent the consolidation or merger with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor.

Section 10.05 Releases.

The Note Guarantee of a Guarantor will automatically be released:

(a) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor by way of merger, consolidation, dividend, amalgamation, distribution or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company if the sale or other disposition does not violate Section 4.10 hereof;

(b) in connection with any sale, exchange, issuance, transfer or other disposition of Capital Stock of that Guarantor by way of merger, consolidation or otherwise to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is made in compliance with Section 4.10 hereof and such Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(c) upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions this Indenture;

(d) upon the liquidation or dissolution of such Guarantor in a transaction or series of transactions that does not violate the terms of this Indenture;

(e) upon the release or discharge of such Guarantor’s Guarantee of, or direct obligation of such Guarantor of, Indebtedness of the Company or any other Guarantor under a Credit Facility (other than the Notes);

(f) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof; or

(g) as described in Article 9.

The Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Note Guarantee; provided that prior to executing such documents, the Trustee shall receive from the Company an Officer’s Certificate and an Opinion of Counsel compliant with Section 12.02, each stating that the conditions precedent to such release have been satisfied. Any failure by the Trustee to execute such documents shall, however, not affect the automatic release and discharge of the Note Guarantee and the other obligations of any Guarantor as contemplated by the foregoing provisions of this Section 10.04. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium, if any, on, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes, certain rights of the Trustee and the Company’s obligations with respect thereto and as otherwise specified in this Article 11), when:

(a) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders; (i) cash in U.S. dollars, or (ii) non-callable Government Securities or a combination of cash and Government Securities in such amounts as will be sufficient, in the case of this clause (ii), in the opinion (solely in the case of amounts including in whole or in part non-callable Government Securities) of a nationally recognized investment bank, appraisal firm or firm of independent accountants delivered to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium, if any, on, or interest on, the Notes to, but excluding, the date of Stated Maturity or redemption (provided that if such redemption is made as provided in Section 3.07(b) hereunder (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited the Shortfall in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date) (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Shortfall is in fact paid); provided, that the Trustee shall have no liability whatsoever in the event that such Shortfall is not in fact paid after any satisfaction and discharge of this Indenture. Any Shortfall will be set forth in an Officer’s Certificate delivered to the Trustee two Business Days prior to the redemption date that confirms that such Shortfall will be applied toward such redemption;

(b) in respect of clause (a)(2), no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(c) the Company or any Guarantor has paid or caused to be paid all other sums payable by the Company and the Guarantors under this Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee, each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 8.06 and 11.02 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, on, and interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 11.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic image scan, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any of the Company and the Guarantors:

Northern Oil and Gas, Inc.

4350 Baker Road, Suite 400

Minnetonka, MN 55343

Facsimile No.: (952) 476-9801

Attention: Chief Financial Officer

If to the Trustee:

Wilmington Trust, National Association

277 Park Avenue, 25th Floor

New York, NY 10172

Attention: Northern Oil and Gas, Inc. Administrator

Facsimile No.: (612) 217-5651

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by electronic image scan or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder will be mailed by first class mail (or sent electronically if DTC is the recipient), certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, except that all notices and communications to the Depositary as a Holder shall be given in the manner it prescribes, notwithstanding anything to the contrary indication herein. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a) a statement that the person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05 No Personal Liability of Directors, Managers, Officers, Employees and Members.

No director, officer, employee, incorporator, member or stockholder or other owner of any Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Section 12.06 Governing Law; Jurisdiction.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.07 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.11 Counterpart Originals; Electronic Signature.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. In furtherance of the foregoing, the words “execute”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Indenture and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

Section 12.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium, if any, on, or interest, if any, on, any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is a Legal Holiday, then the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest will accrue on such payment for the intervening period.

Section 12.14 Evidence of Action by Holders.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Applicable Procedures.

Section 12.15 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identities each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.16 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of present or future law or regulation or governmental authority, (ii) labor disputes, strikes or work stoppages, (iii) accidents, (iv) acts of war or terrorism, (v) civil or military disturbances or unrest, (vi) nuclear or natural catastrophes or acts of God, (vii) epidemics or pandemics, (viii) disease, (ix) quarantine, (x) national emergencies, (xi) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, (xii) communications system failure, (xiii) malware or ransomware, (xiv) the unavailability of the Federal Reserve Bank wire or telex or other communication or wire facility, or (xv) unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

NORTHERN OIL AND GAS, INC.

BY:	/s/ Erik J. Romslo
Name: Erik J. Romslo
Title: Chief Legal Officer and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

BY:	/s/ Iris Munoz
Name: Iris Munoz
Title: Vice President

[Signature page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP
ISIN
7.500% Senior Notes due 2034

No.	$

NORTHERN OIL AND GAS, INC., a Delaware corporation,

promises to pay to        or registered assigns,

the principal sum of            DOLLARS [or such greater or lesser amount as may be indicated on the attached Schedule of Exchanges of Interests in the Global Note] on September 1, 2034.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated:      ,

NORTHERN OIL AND GAS, INC.

By:
Name:
Title:

Certificate of Authentication:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory
Dated:

[BACK OF NOTE]

7.500% SENIOR NOTES DUE 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the unpaid principal amount of this Note at 7.500% per annum from August 26, 2026. The Company will pay interest, if any, semi-annually in arrears on March 1 and September 1 of each year, or if any such day is a Legal Holiday, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be March 1, 2027. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any payment with respect to any principal of, premium, if any, on, or interest, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is a Legal Holiday, then the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest will accrue on such payment for the intervening period.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 and August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Company maintained for such purpose described in the Indenture, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and all other Notes the Holders of at least $5 million principal amount of which will have provided wire transfer instructions to an account in the continental United States to the Company or the Paying Agent at least 30 days prior to the applicable payment date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, as the Trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of August 26, 2026 (as it may be amended or supplemented from time to time, the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to September 1, 2029, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon notice as provided in the Indenture, at a redemption price equal to 107.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of the redemption), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(A) at least 60% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all such Notes are redeemed substantially concurrently); and

(B) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 1, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of redemption.

(c) Except pursuant to the preceding paragraphs and paragraph (e) below, the Notes will not be redeemable at the Company’s option prior to September 1, 2029.

(d) On or after September 1, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of

Holders on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the date of redemption:

Year	Percentage
2029	103.750%
2030	101.875%
2031 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes and the Company (or any third party making such Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes in lieu of the Company as described in paragraph (c) above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the price offered each other Holder in the Change of Control Offer, Alternate Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Alternate Offer or other tender offer payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date on or prior to the Change of Control Purchase Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, the Company may be required as set forth in the Indenture to apply Excess Proceeds to make an Asset Sale Offer to all Holders of Notes and all holders of other Pari Passu Indebtedness. Holders of Definitive Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, or send electronically if DTC is the recipient, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of minimum denominations of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented as provided in the Indenture.

(12) DEFAULTS AND REMEDIES. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, then the principal of and accrued and unpaid interest on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest on the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, or interest, if any, on, the Notes (including in connection with an offer to purchase any Notes).

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, member, incorporator or stockholder or other owner of any Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Northern Oil and Gas, Inc.

4350 Baker Road, Suite 400

Minnetonka, MN 55343

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

         (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Northern Oil and Gas, Inc.

4350 Baker Road, Suite 400

Minnetonka, MN 55343

Wilmington Trust, National Association

277 Park Avenue, 25th Floor

New York, NY 10172

Re:	7.500% Senior Notes due 2034

Reference is hereby made to the Indenture, dated as of August 26, 2026 (the “Indenture”), between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

         , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $      in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

OR

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

OR

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Northern Oil and Gas, Inc.

4350 Baker Road, Suite 400

Minnetonka, MN 55343

Wilmington Trust, National Association

277 Park Avenue, 25th Floor

New York, NY 10172

Re: 7.500% Senior Notes due 2034

(CUSIP [ ])

Reference is hereby made to the Indenture, dated as of August 26, 2026 (the “Indenture”), between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[ ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), the Company and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 26, 2026 providing for the issuance of 7.500% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder or other owner of any Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

D-1

5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

NORTHERN OIL AND GAS, INC.

By:
Name: Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION As Trustee

By:
Name: Title:

D-3